Exhibit 10.3
Summary of Compensation Program for Non-Employee Directors
Adopted October 19, 2009
At a meeting of the Company’s Board of Directors held on October 19, 2009, at the recommendation of the Compensation Committee, the Board of Directors unanimously adopted a new compensation program for non-employee directors of the Company.
Under the newly adopted program, effective October 19, 2009, non-employee directors will receive annual compensation comprised of the following elements:
•	A retainer of $20,000, payable in cash;

•
Restricted stock under Company’s 2006 Long-Term Incentive Compensation Plan (the “2006 Plan”) having a market value of $35,000 on the date of grant, based on the fair market value (as defined in the 2006 Plan) of a share of the Company’s stock on such date, subject to a one-year period of restriction; and

•
Retainers of $10,000 and $7,500, respectively, for the Chairperson of the Audit and Compensation Committees, payable in cash, and a retainer of $5,000 for the Chairperson of each of the Corporate Governance and Investment Committees.

The Board has eliminated per-meeting fees for the Board and all of its Committees.
Effective with the October 19, 2009 Board meeting, the equity component of the annual compensation for non-employee directors will be granted on the date of the regularly scheduled meeting of the Board held in October of each year, and the annual cash retainers will be paid in equal quarterly installments.